Exhibit 99.1

Westwood Holdings Group, Inc. Announces 30% Increase in Net Income, Record Assets Under Management of $9.5 Billion and 10% Increase in Quarterly Dividend

DALLAS--(BUSINESS WIRE)--October 22, 2009--Westwood Holdings Group, Inc. (NYSE: WHG) today reported 2009 third quarter revenues of $11.6 million, net income of $2.3 million and earnings per diluted share of $0.35. This compares to revenues of $10.1 million, net income of $1.7 million and earnings per diluted share of $0.27 in the third quarter of 2008. Cash earnings for the third quarter of 2009 were $4.3 million compared to $3.5 million for the third quarter of 2008. Cash earnings per share (“Cash EPS”) for the third quarter of 2009 were $0.64 per diluted share compared to $0.54 per diluted share for the third quarter of 2008. (Cash earnings and Cash EPS are non-GAAP financial measures that are explained and reconciled with the most comparable GAAP financial measures in the attached tables.)

Assets under management reached the highest quarter-end level in Westwood’s history at $9.5 billion as of September 30, 2009, a 15% increase compared to assets under management of $8.3 billion at September 30, 2008 and a 16% sequential increase compared to assets under management of $8.2 billion at June 30, 2009. The year-over-year increase in assets under management was primarily due to net inflows from new and existing clients partially offset by market depreciation.

The WHG Funds, consisting of WHG LargeCap Value, WHG SMidCap, WHG SmallCap Value, WHG Income Opportunity and WHG Balanced, held $458 million in assets under management as of September 30, 2009, an increase of approximately 42% versus September 30, 2008. WHG SMidCap is currently rated as 5-stars and WHG LargeCap Value, WHG Income Opportunity and WHG Balanced are currently rated as 4-stars by Morningstar, Inc.

Westwood also announced today that its Board of Directors declared a quarterly cash dividend of $0.33 per common share, an increase of 10% from the previous quarterly dividend of $0.30 per share. The dividend is payable on January 4, 2010 to stockholders of record on December 15, 2009.

Brian Casey, Westwood’s President & CEO, commented, “Benefiting from stabilization of the equity market and continued net inflows, we reached the highest level of quarter-ending assets under management in our history at $9.5 billion. Our WHG Funds continue to experience strong growth as well. Assuming the Philadelphia Fund shareholders approve the merger and all closing conditions are met, we expect total assets in the WHG Funds will exceed $500 million once the merger of the Philadelphia Fund into the WHG LargeCap Value Fund is complete. Due to the strong performance and marketing efforts behind our SMidCap product, we recently closed the product to all channels except the WHG SMidCap mutual fund. We believe there are ample opportunities for further growth as our other products have significant remaining capacity.”

For the nine months ended September 30, 2009, Westwood reported revenues of $29.8 million, net income of $5.2 million and earnings per diluted share of $0.78, compared to revenues of $28.9 million, net income of $5.4 million and earnings per diluted share of $0.84, for the same 2008 period. Cash earnings for the nine months ended September 30, 2009 were $10.9 million compared to $10.3 million for the same period in 2008, while Cash EPS for the nine months ended September 30, 2009 were $1.64 per diluted share compared to $1.61 per diluted share for the same period in 2008.

Total expenses for the third quarter were $8.0 million compared with $7.3 million for the third quarter of 2008. Cash expenses for the third quarter were $6.1 million compared with $5.6 million for the third quarter of 2008. (An explanation and reconciliation of cash expenses to total expenses is included in the attached tables.) The primary drivers of the increase in total expenses were: an increase of $572,000 in incentive compensation expense as a result of higher pretax income; an increase of $196,000 in non-cash restricted stock expense due to additional restricted stock grants made in February 2009 as well as the higher price at which these shares were granted compared to prior grants; and an increase of $92,000 in salary expense due to increased average headcount. The primary expense decreases for the quarter were a $90,000 decrease in financial advisory expense at Westwood Trust due to lower fees paid to external subadvisors and an $80,000 decrease in travel expenses.

Westwood Trust generated revenue of $2.6 million and net income of $410,000 in the third quarter of 2009, compared to revenue of $2.9 million and net income of $329,000 in the third quarter of 2008. Westwood Trust’s assets under management as of September 30, 2009 were $1.9 billion, an increase of 5% versus $1.8 billion as of September 30, 2008. The increase in assets under management was primarily due to net inflows from new and existing clients, partially offset by market depreciation.

Westwood will host a conference call to discuss the 2009 third quarter results and other business updates at 4:30 p.m. Eastern time today. To listen to the conference call, dial 866-411-4706 (domestic) or 904-596-2360 (international). The conference call will also be available via webcast and can be accessed at Westwood’s website, www.westwoodgroup.com under the Investor Relations tab. The conference call will be available for replay through October 29 by dialing 888-284-7564 (domestic) or 904-596-3174 (international) and entering passcode 244126.

About Westwood

Westwood Holdings Group, Inc. manages investment assets and provides services for its clients through two subsidiaries, Westwood Management Corp. and Westwood Trust. Westwood Management Corp. is a registered investment advisor and provides investment advisory services to corporate and public retirement plans, endowments, foundations, the WHG Funds, other mutual funds and clients of Westwood Trust. Westwood Trust provides trust services and participation in common trust funds that it sponsors to institutions and high net worth individuals. Westwood Holdings Group, Inc. trades on the New York Stock Exchange under the symbol “WHG.”

For more information on Westwood, please visit Westwood’s website at www.westwoodgroup.com.

For more information on the WHG Funds, please visit the Funds’ website at www.whgfunds.com.

© 2009 Morningstar, Inc. All Rights Reserved. The information contained herein: (1) is proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. Past performance is no guarantee of future results. For each fund with at least a three year history, Morningstar calculates a Morningstar Rating based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a fund’s monthly performance (including the effects of sales charges, loads and redemption fees), placing more emphasis on downward variations and rewarding consistent performance. The top 10% of funds in each category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars and the bottom 10% receive 1 star. The Overall Morningstar Rating for a fund is derived from a weighted average of the performance figures associated with its three-, five- and ten-year Morningstar Ratings metric. As of 9/30/2009, WHGMX was rated among 387 Mid Cap Blend funds in the last three years and received an overall Morningstar Rating of 5 stars; WHGLX was rated among 1133 Large Cap Value funds in the last three years and received an overall Morningstar Rating of 4 stars; WHGIX was rated among 499 Conservative Allocation funds in the last three years and received an overall Morningstar Rating of 4 stars; and WHGBX was rated among 956 Moderate Allocation funds in the last three years and received an overall Morningstar Rating of 4 stars.

Note on Forward-looking Statements

Statements in this press release that are not purely historical facts, including statements about our expected future financial position, results of operations or cash flows, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the significant concentration of our revenues in four of our customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; our ability to maintain our fee structure in light of competitive fee pressures; our ability to realize potential performance-based advisory fees; competition in the marketplace; downturns in the financial markets; the passage of legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; and the other risks detailed from time to time in Westwood’s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2008 and its quarterly report on Form 10-Q for the three month periods ended March 31, June 30, and September 30, 2009. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to release publicly any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
REVENUES:
Advisory fees
Asset-based	$8,773	$7,381	$22,118	$20,377
Performance-based	-	-	-	80
Trust fees	2,642	2,845	7,366	8,270
Other revenues, net	226	(134)	346	143
Total revenues	11,641	10,092	29,830	28,870

EXPENSES:
Employee compensation and benefits	6,381	5,498	16,965	15,512
Sales and marketing	154	263	448	595
WHG mutual funds	145	94	425	235
Information technology	309	296	925	823
Professional services	376	450	1,130	1,337
General and administrative	678	727	1,906	1,993
Total expenses	8,043	7,328	21,799	20,495
Income before income taxes	3,598	2,764	8,031	8,375
Provision for income taxes	1,284	1,028	2,857	2,953
Net income	$2,314	$1,736	$5,174	$5,422

Earnings per share:
Basic	$0.36	$0.28	$0.82	$0.89
Diluted	$0.35	$0.27	$0.78	$0.84

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS As of September 30, 2009 and December 31, 2008 (in thousands, except par value and share amounts)

	September 30, 2009 (unaudited)	December 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$3,495	$3,498
Accounts receivable	5,647	12,638
Investments, at market value	34,377	28,152
Prepaid income taxes	1,482	-
Deferred income taxes	1,473	1,781
Other current assets	491	700
Total current assets	46,965	46,769
Goodwill	2,302	2,302
Deferred income taxes	478	934
Property and equipment, net of accumulated depreciation of $1,254 and $1,234	634	842
Total assets	$50,379	$50,847

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$1,659	$1,105
Dividends payable	2,140	2,087
Compensation and benefits payable	3,805	7,052
Income taxes payable	-	1,359
Other current liabilities	11	9
Total current liabilities	7,615	11,612
Deferred rent	317	441
Total liabilities	7,932	12,053
Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 7,286,377 and outstanding 7,129,037 shares at September 30, 2009; issued 7,052,727 and outstanding 6,958,238 shares at December 31, 2008	73	71
Additional paid-in capital	44,900	37,458
Treasury stock, at cost – 157,340 shares at September 30, 2009; 94,489 shares at December 31, 2008	(6,026)	(3,500)
Retained earnings	3,500	4,765
Total stockholders’ equity	42,447	38,794
Total liabilities and stockholders’ equity	$50,379	$50,847

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	For the nine months ended September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,174	$5,422
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	180	173
Unrealized (gains) and losses on investments	(528)	505
Restricted stock amortization	5,694	4,927
Deferred income taxes	764	155
Excess tax benefits from stock-based compensation	(1,504)	(2,188)
Net sales (purchases) of investments – trading securities	(5,955)	(13,510)
Change in operating assets and liabilities:
Accounts receivable	6,991	1,819
Other assets	210	242
Accounts payable and accrued liabilities	554	170
Compensation and benefits payable	(3,247)	(1,506)
Income taxes payable	(1,098)	(1,370)
Other liabilities	(41)	(27)
Net cash provided by (used in) operating activities	7,194	(5,188)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of money market funds – available for sale	(46,738)	(20,098)
Sales of money market funds – available for sale	46,996	29,710
Purchase of property and equipment	(54)	(125)
Net cash provided by investing activities	204	9,487

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock	(2,526)	(2,430)
Excess tax benefits from stock-based compensation	1,504	2,188
Cash dividends	(6,386)	(5,884)
Proceeds from exercise of stock options	7	208
Net cash used in financing activities	(7,401)	(5,918)

NET DECREASE IN CASH	(3)	(1,619)
Cash and cash equivalents, beginning of period	3,498	4,560
Cash and cash equivalents, end of period	$3,495	$2,941

Supplemental cash flow information:
Cash paid during the period for income taxes	$3,191	$4,170
Issuance of restricted stock, net	7,263	7,032
Tax benefit allocated directly to equity	1,743	2,430

Reconciliation of Net Income to Cash Earnings and Total Expenses to Cash Expenses (in thousands) (unaudited)

	Three Months Ended September 30%
	2009	2008	Change
Net Income	$2,314	$1,736	33%
Add: Restricted stock expense	1,972	1,775	11
Cash earnings	$4,286	$3,511	22

Total expenses	$8,043	$7,328	10
Less: Restricted stock expense	(1,972)	(1,775)	11
Cash expenses	$6,071	$5,553	9%

	Nine Months Ended September 30%
	2009	2008	Change
Net Income	$5,174	$5,422	(5)%
Add: Restricted stock expense	5,694	4,927	16
Cash earnings	$10,868	$10,349	5

Total expenses	$21,799	$20,495	6
Less: Restricted stock expense	(5,694)	(4,927)	16
Cash expenses	$16,105	$15,568	3%

As supplemental information, we are providing non-GAAP performance measures that we refer to as cash earnings, cash earnings per share (or Cash EPS), and cash expenses. We provide these measures in addition to, but not as a substitute for, net income, earnings per share and total expenses, which are reported on a GAAP basis. Management and our Board of Directors review cash earnings, Cash EPS and cash expenses to evaluate Westwood’s ongoing performance, allocate resources and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income, earnings per share and total expenses, are useful for both management and investors to evaluate Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define cash earnings as net income plus the non-cash expense associated with equity-based compensation awards of restricted stock and stock options. We define cash expenses as total expenses less non-cash equity-based compensation expense. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating cash earnings or deduct it when calculating cash expenses because depreciation charges represent a decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust cash earnings for tax deductions related to restricted stock expense. Cash EPS represents cash earnings divided by diluted weighted average shares outstanding.

(WHG-G)

CONTACT:
Westwood Holdings Group, Inc.
Bill Hardcastle, 214-756-6900